Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194103

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement, dated August 10, 2016

Prospectus Supplement

(To Prospectus Dated February 24, 2014)

$            % Senior Notes due 2021

$            % Senior Notes due 2023

$            % Senior Notes due 2026

$             4.400% Senior Notes due 2045

We are offering $         aggregate principal amount of     % Senior Notes due 2021 (the “2021 notes”), $         aggregate principal amount of     % Senior Notes due 2023 (the “2023 notes”), $         aggregate principal amount of     % Senior Notes due 2026 (the “2026 notes”) and $         aggregate principal amount of 4.400% Senior Notes due 2045 (the “2045 notes”). We refer to the 2021 notes, the 2023 notes and the 2026 notes, collectively, as the “new issue notes.” We refer to the new issue notes and the 2045 notes, collectively, as the “notes.”

Interest on the new issue notes will be payable in cash semi-annually in arrears on                      and                      of each year, beginning                     , 2017. Interest on the 2045 notes will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2016.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The 2045 notes will be a further issuance of, be fully fungible with, rank equally in right of payment with and form a single series with the $1,250,000,000 aggregate principal amount of 4.400% Senior Notes due 2045 initially issued by us on May 1, 2015. Upon completion of this offering, we will have $         aggregate principal amount of outstanding 4.400% Senior Notes due 2045. We may redeem each series of the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-6.

	Per 2021 Note	Total		Per 2023 Note	Total		Per 2026 Note	Total		Per 2045 Note	Total
Public offering price	%		$(1)	%		$(1)	%		$(1)	%		$(2)
Underwriting discount	%	$		%	$		%	$		%	$
Proceeds, before expenses, to Amgen	%		$(1)	%		$(1)	%		$(1)	%		$(2)

(1)	Plus accrued interest, if any, from , 2016, if settlement occurs after that date.
(2)	Plus accrued interest from May 1, 2016 to the settlement date. All such pre-issuance accrued interest from May 1, 2016 will be paid by purchasers of the 2045 notes. On November 1, 2016, we will pay this pre-issuance accrued interest, along with accrued interest from the settlement date to November 1, 2016, to holders of the 2045 notes who are holders of record on October 15, 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator for the Euroclear System, against payment in New York, New York on or about                     , 2016.

Joint Book-Running Managers
Goldman, Sachs & Co.	Citigroup	Morgan Stanley	HSBC

The date of this prospectus supplement is August     , 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to this offering. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus we prepare or authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone other than us provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless stated otherwise or unless the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Amgen,” “we,” “us” and “our” refer to Amgen Inc., a company incorporated in Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.amgen.com. These website addresses, and the website addresses included in any documents incorporated by reference herein, are not intended to function as hyperlinks, and the information contained on such websites is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in any additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and prior to the termination of the offering of securities hereby or in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 16, 2016;

•	Definitive Proxy Statement on Schedule 14A, filed on April 7, 2016

S-ii

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on May 2, 2016, and the quarter ended June 30, 2016, filed on July 29, 2016; and

•	Current Reports on Form 8-K, filed on February 17, 2016, February 23, 2016, February 25, 2016, March 8, 2016, May 13, 2016, May 20, 2016, May 26, 2016, June 10, 2016 and June 14, 2016.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-iii

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus supplement and accompanying prospectus, before you decide to invest in our notes.

Amgen Inc.

We are committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

We focus on areas of high unmet medical need and leverage our expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer, we have grown to be one of the world’s leading independent biotechnology companies, have reached millions of patients around the world and are developing a pipeline of medicines with breakaway potential.

Amgen Inc. was incorporated in California in 1980 and became a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our telephone number is (805) 447-1000. Our website is located at www.amgen.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Notes Offered	$ in aggregate principal amount of notes, consisting of:

•	$ aggregate principal amount of the 2021 notes;

•	$ aggregate principal amount of the 2023 notes;

•	$ aggregate principal amount of the 2026 notes; and

•	$ aggregate principal amount of the 2045 notes.

The 2045 notes will be a further issuance of, be fully fungible with, rank equally in right of payment with and form a single series with the $1,250,000,000 aggregate principal amount of 4.400% Senior Notes due 2045 initially issued by us on May 1, 2015. Upon completion of this offering we will have $ aggregate principal amount of outstanding 4.400% Senior Notes due 2045. See “Capitalization.”

Maturity Dates	2021 notes: , 2021

2023 notes: , 2023

2026 notes: , 2026

2045 notes: May 1, 2045

Interest and Payment Dates	2021 notes: % per annum, payable semi-annually in arrears in cash on and of each year, beginning , 2017.

2023 notes: % per annum, payable semi-annually in arrears in cash on and of each year, beginning , 2017.

2026 notes: % per annum, payable semi-annually in arrears in cash on and of each year, beginning , 2017.

2045 notes: 4.400% per annum, from and including May 1, 2016, payable semi-annually in arrears in cash on May 1 and November 1 of each year, beginning November 1, 2016. All pre-issuance accrued interest from May 1, 2016 to the settlement date will be paid by purchasers of the 2045 notes.

Change of Control Triggering Event	In the event of a change of control triggering event, as defined herein, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of Notes—Change of Control Offer.”

Ranking	The notes will rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our revolving credit agreement (the “Revolving Credit Agreement”), our term loan facility credit agreement (the “Term Loan Credit Agreement”), our 2.50% Senior Notes due November 2016, our floating rate Senior Notes due May 2017, our 1.25% Senior Notes due May 2017, our 2.125% Senior Notes due May 2017, our 5.85% Senior Notes due June 2017, our 6.15% Senior Notes due June 2018, our 4.375% Senior Notes due December 2018 (euro denominated), our 5.70% Senior Notes due February 2019, our floating rate Senior Notes due May 2019, our 2.20% Senior Notes due May 2019, our 2.125% Senior Notes due September 2019 (euro denominated), our 4.50% Senior Notes due March 2020, our 2.125% Senior Notes due May 2020, our 3.45% Senior Notes due October 2020, our 4.10% Senior Notes due June 2021, our 3.875% Senior Notes due November 2021, our 1.25% Senior Notes due February 2022 (euro denominated), our 3.625% Senior Notes due May 2022, our 2.70% Senior Notes due May 2022, our 0.41% bonds due March 2023 (Swiss franc denominated), our 3.625% Senior Notes due May 2024, our 3.125% Senior Notes due May 2025, our 2.00% Senior Notes due February 2026 (euro denominated), our 5.50% Senior Notes due December 2026 (pound sterling denominated), our 4.00% Senior Notes due September 2029 (pound sterling denominated), our 6.375% Senior Notes due June 2037, our 6.90% Senior Notes due June 2038, our 6.40% Senior Notes due February 2039, our 5.75% Senior Notes due March 2040, our 4.95% Senior Notes due October 2041, our 5.15% Senior Notes due November 2041, our 5.65% Senior Notes due June 2042, our 5.375% Senior Notes due May 2043, our 4.400% Senior Notes due May 2045, our 4.563% Senior Notes due June 2048 and our 4.663% Senior Notes due June 2051;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Optional Redemption	If the 2021 notes are redeemed before , 2021 (one month prior to the maturity date of the 2021 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2021 notes are redeemed on or after , 2021 (one month prior to the maturity date of the 2021 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

If the 2023 notes are redeemed before , 2023 (two months prior to the maturity date of the 2023 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2023 notes are redeemed on or after , 2023 (two months prior to the maturity date of the 2023 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

If the 2026 notes are redeemed before , 2026 (three months prior to the maturity date of the 2026 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2026 notes are redeemed on or after , 2026 (three months prior to the maturity date of the 2026 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

If the 2045 notes are redeemed before November 1, 2044 (six months prior to the maturity date of the 2045 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2045 notes are redeemed on or after November 1, 2044 (six months prior to the maturity date of the 2045 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Covenants	The notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ after deducting discounts, commissions and our estimated expenses related to this offering.

We intend to use the net proceeds from this offering to repay our outstanding indebtedness, including borrowings under the Term Loan Credit Agreement, to repurchase shares of our common stock pursuant to our stock repurchase program and for general corporate purposes. See “Use of Proceeds” for additional information.

Conflict of Interest

Affiliates of certain of the underwriters may be lenders under the Term Loan Credit Agreement. As described in “Use of Proceeds,” a portion of the net proceeds from this offering may be used to repay a portion of our borrowings under the Term Loan Credit Agreement.

Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the offering is of debt securities that are investment grade rated in accordance with paragraph (a)(1)(C) of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflict of Interest)” for additional information.

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of DTC, in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described in the accompanying prospectus under “Global Securities—Book-Entry; Delivery and Form.”

Form and Denomination	The notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The new issue notes will be new securities for which there is currently no public market.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Further Issues	We may, without notice to or the consent of the holders or beneficial owners of the notes of any series, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of that series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture.

RISK FACTORS

Prospective investors should carefully consider the following risk factors and the risk factors and assumptions related to our business identified or described in our most recent annual report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

Risks Relating to the Notes

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Amgen. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

Active trading markets for the notes may not develop.

The new issue notes are new issues of securities for which there are currently no public markets, and no active trading markets might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that active trading markets do not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by underwriters that they presently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make markets in the notes.

The liquidity of any markets for the notes will depend upon a number of factors, including the number of holders of the notes, our results of operations and financial condition, the markets for similar securities, the interest of securities dealers in making markets in the notes and other factors. Active or liquid trading markets for the notes may not develop.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the values of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the trading prices for, or liquidity of, the notes.

We are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our financial condition or results of operations, may cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements. The ratings on the notes may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

We may not have sufficient cash to repurchase the notes upon the occurrence of a “change of control triggering event.”

We will be required to offer to repurchase all of the notes upon the occurrence of a “change of control triggering event” (as defined below under “Description of Notes—Change of Control Offer”). We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to repurchase the notes under such circumstances. If we are unable to repurchase the notes upon the occurrence of a change of control triggering event, it would result in an event of default under the indenture governing the notes. A default under the indenture could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         after deducting discounts, commissions and our estimated expenses related to this offering, plus, in the case of the 2045 notes, pre-issuance accrued interest from May 1, 2016 to the issue date.

We intend to use the net proceeds from this offering to repay our outstanding indebtedness, including borrowings under the Term Loan Credit Agreement, to repurchase shares of our common stock pursuant to our stock repurchase program, and for general corporate purposes.

In the event of a repayment of a portion of our borrowings under the Term Loan Credit Agreement, we will repay the term loans under the Term Loan Credit Agreement without premium or penalty. As of June 30, 2016, borrowings under the Term Loan Credit Agreement consisted of $1.725 billion in term loans. The Term Loan Credit Agreement bears interest at a floating rate based on LIBOR plus additional interest, initially 1.0%, which can vary based on the credit ratings assigned to our long-term debt by Standard & Poor’s Financial Services LLC and Moody’s Investor Service, Inc. A portion of the principal amount of this debt is required to be repaid at the end of each quarter equal to 2.5% of the original amount of the loan, or $125 million, with the balance due on October 1, 2018.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	8.0x	7.9x	5.9x	5.8x	5.5x	7.0x

These computations include Amgen and its consolidated subsidiaries. For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest), excluding our share of income/losses in equity method affiliates and including distributions from our affiliate, Kirin-Amgen, Inc. Fixed charges consist of (i) interest expense, which includes amortized premiums, discounts and capitalized expenses related to indebtedness, (ii) capitalized interest, (iii) a reasonable approximation of the interest factor deemed to be included in rental expense and (iv) preference security dividend requirements of consolidated subsidiaries, which were not material. Fixed charges exclude any interest related to unrecognized tax benefits, which is included in the provision for income taxes in our Consolidated Statements of Income.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash, cash equivalents and marketable securities and capitalization as of June 30, 2016. The table is presented:

•	on an actual basis; and

•	as adjusted to reflect the proceeds to us from the sale of the notes pursuant to this offering and the Use of Proceeds described above.

	As of June 30, 2016
	Actual	As Adjusted
	(unaudited)
	(in millions)
Cash, cash equivalents and marketable securities	$35,034	$

Current portion of long-term debt:
Term Loan Credit Agreement due October 2018, current portion	$500		$500
Senior notes due November 2016 (2.50%)	1,000		1,000
Senior floating rate notes due May 2017	600		600
Senior notes due May 2017 (1.25%)	850		850
Senior notes due May 2017 (2.125%)	1,250		1,250
Senior notes due June 2017 (5.85%)	1,100		1,100
Unamortized bond discounts and issuance costs	(6)		(6)

Total current portion of long-term debt	5,294		5,294
Non-current portion of long-term debt:
Senior notes due June 2018 (6.15%)	500		500
Term Loan Credit Agreement due October 2018, noncurrent portion	1,225		1,225
Senior notes due December 2018 (4.375%) (euro denominated)	606		606
Senior notes due February 2019 (5.70%)	1,000		1,000
Senior floating rate notes due May 2019	250		250
Senior notes due May 2019 (2.20%)	1,400		1,400
Senior notes due September 2019 (2.125%) (euro denominated)	750		750
Senior notes due March 2020 (4.50%)	300		300
Senior notes due May 2020 (2.125%)	750		750
Senior notes due October 2020 (3.45%)	900		900
Senior notes due June 2021 (4.10%)	1,000		1,000
Senior notes due November 2021 (3.875%)	1,750		1,750
Senior notes due February 2022 (1.250%) (euro denominated)	1,388		1,388
Senior notes due May 2022 (3.625%)	750		750
Senior notes due May 2022 (2.70%)	500		500
Bonds due March 2023 (0.41%) (Swiss franc denominated)	717		717
Senior notes due May 2024 (3.625%)	1,400		1,400
Senior notes due May 2025 (3.125%)	1,000		1,000
Senior notes due February 2026 (2.00%) (euro denominated)	833		833
Senior notes due December 2026 (5.50%) (pound sterling denominated)	633		633
Senior notes due September 2029 (4.00%) (pound sterling denominated)	932		932
Senior notes due June 2037 (6.375%)	552		552
Senior notes due June 2038 (6.90%)	291		291
Senior notes due February 2039 (6.40%)	466		466
Senior notes due March 2040 (5.75%)	412		412
Senior notes due October 2041 (4.95%)	600		600
Senior notes due November 2041 (5.15%)	974		974
Senior notes due June 2042 (5.65%)	487		487

	As of June 30, 2016
	Actual	As Adjusted
	(unaudited)
	(in millions)
Senior notes due May 2043 (5.375%)	261		261
Senior notes due May 2045 (4.40%)	1,250		1,250
Senior notes due June 2048 (4.563%)	1,415		1,415
Senior notes due June 2051 (4.663%)	3,541		3,541
Senior notes due 2021 offered hereby	—
Senior notes due 2023 offered hereby	—
Senior notes due 2026 offered hereby	—
Senior notes due 2045 (4.400%) offered hereby(1)	—
Other notes	100		100
Unamortized bond discounts and issuance costs	(1,005)

Total non-current portion of long-term debt	27,928

Total debt	$33,222	$

Stockholders’ equity:
Preferred stock	$—		$—
Common stock and additional paid-in capital	30,595		30,595
Accumulated deficit	(356)		(356)
Accumulated other comprehensive loss	(106)		(106)

Total stockholders’ equity	30,133		30,133

Total capitalization	$63,355	$

(1)	As adjusted column represents the principal amount of Senior Notes due 2045 offered hereby. The Senior Notes due 2045 offered hereby will be a further issuance of, and will form a single series with, the outstanding Senior Notes due 2045 issued on May 1, 2015. The 4.400% senior notes due 2045 offered hereby are being offered at a price to the public of % of their face value, resulting in gross proceeds to us of $ .

DESCRIPTION OF NOTES

The following discussion of the terms of the notes (as defined below) supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

We will issue the     % Senior Notes due 2021 (the “2021 notes”), the     % Senior Notes due 2023 (the “2023 notes”), the     % Senior Notes due 2026 (the “2026 notes” and, together with the 2021 notes and the 2023 notes, the “new issue notes”) and the 4.400% Senior Notes due 2045 (the “2045 notes” and, together with the new issue notes, the “notes”) under an indenture, dated as of May 22, 2014 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), and, with respect to the new issue notes, an officer’s certificate to be dated as of                     , 2016 (the “new issue notes officer’s certificate”), and, with respect to the 2045 notes, an officer’s certificate dated as of May 1, 2015 (the “2045 notes officer’s certificate” and, together with the new issue notes officer’s certificate, the “officer’s certificates”). The notes will each be a separate series of notes under the indenture. We may issue additional notes under the indenture.

The 2045 notes will be a further issuance of, be fully fungible with, rank equally in right of payment with and form a single series with the $1,250,000,000 aggregate principal amount of 4.400% Senior Notes due 2045 initially issued by us on May 1, 2015.

The following summary of certain provisions of the indenture, the officer’s certificates and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, the officer’s certificates and the notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the indenture, the relevant officer’s certificate and the notes because they, and not this description, define your rights as holders of the notes. You may obtain a copy of the indenture and the officer’s certificates (which include forms of the notes) from us upon request, as set forth under “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement.

As used in this discussion under the heading “Description of Notes,” unless otherwise specified, the terms “Amgen” “we,” “our,” and “us” refer solely to Amgen Inc. and not its subsidiaries.

General

•	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other unsecured senior indebtedness, whether currently existing or hereafter created;

•	the 2021 notes, the 2023 notes, the 2026 notes and the 2045 notes will initially be issued in aggregate principal amounts of $ , $ , $ and $ , respectively;

•	The 2021 notes will mature on , 2021, the 2023 notes will mature on , 2023, the 2026 notes will mature on , 2026 and the 2045 notes will mature on May 1, 2045;

•	The 2021 notes will pay interest at the rate of % per annum, the 2023 notes will pay interest at the rate of % per annum, and the 2026 notes will pay interest at the rate of % per annum, which, in each case, shall be payable in cash semi-annually in arrears on each and , beginning on , 2017 and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid; and

•	The 2045 notes will pay interest at the rate of 4.400% per annum, from and including May 1, 2016, which shall be payable in cash semi-annually in arrears on May 1 and November 1 of each year, beginning November 1, 2016. All pre-issuance accrued interest from May 1, 2016 to the settlement date will be paid by purchasers of the 2045 notes.

We may, without notice to or the consent of the holders or beneficial owners of the notes of any series, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of that series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture.

The notes are redeemable prior to maturity as described below under the heading “—Optional Redemption.” The notes do not have the benefit of any sinking funds. The notes of each series will be issued only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000. Each series of notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York, which we refer to as DTC. See “Global Securities—Book-Entry; Delivery and Form” in the accompanying prospectus.

Payments on the notes will be made through the paying agent, which will initially be the trustee, to DTC. Payments on the notes will be made in U.S. dollars at the office or agency maintained by us in the Borough of Manhattan, The City of New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). At our option, however, if certificated notes (as defined below) are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account designated in writing to the trustee. You may present the notes for registration of transfer and exchange, without service charge (but we may require a sum sufficient to cover any tax or other governmental charge in connection with such transfer or exchange), at the office or agency maintained by us in New York, New York (or, if we fail to maintain such office or agency, at the corporate trust office of the trustee in New York, New York or if the trustee does not maintain an office in New York, at the office of a paying agent in New York). The transfer of certificated notes will be registrable, and notes will be exchangeable for notes of other denominations of an equal aggregate principal amount, at such office or agency.

Interest

The 2021 notes will accrue interest at a rate of     % per annum, the 2023 notes will accrue interest at a rate of     % per annum, the 2026 notes will accrue interest at a rate of     % per annum and the 2045 notes will accrue interest at a rate of 4.400% per annum. The new issue notes will accrue interest on their stated principal amounts from                     , 2016, or, in each case, from the most recent interest payment date on which interest has been paid or duly provided for. Accrued and unpaid interest on the new issue notes will be payable in cash semi-annually in arrears on                      and                      of each year, commencing on                     , 2017. The 2045 notes will accrue interest from and including May 1, 2016 and will be payable in cash semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2016. All pre-issuance accrued interest from May 1, 2016 to the settlement date will be paid by purchasers of the 2045 notes. In each case, interest will be paid to the holder in whose name a note is registered at the close of business on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a Business Day.

The amount of interest payable for any full semi-annual interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a month, the actual number of days elapsed per 30-day month. If any date on which interest, principal or premium is payable on the notes is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Ranking

The notes will be senior unsecured obligations of Amgen. The notes will rank:

•	equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our Revolving Credit Agreement, our Term Loan Credit Agreement, our 2.50% Senior Notes due November 2016, our floating rate Senior Notes due May 2017, our 1.25% Senior Notes due May 2017, our 2.125% Senior Notes due May 2017, our 5.85% Senior Notes due June 2017, our 6.15% Senior Notes due June 2018, our 4.375% Senior Notes due December 2018 (euro denominated), our 5.70% Senior Notes due February 2019, our floating rate Senior Notes due May 2019, our 2.20% Senior Notes due May 2019, our 2.125% Senior Notes due September 2019 (euro denominated), our 4.50% Senior Notes due March 2020, our 2.125% Senior Notes due May 2020, our 3.45% Senior Notes due October 2020, our 4.10% Senior Notes due June 2021, our 3.875% Senior Notes due November 2021, our 1.25% Senior Notes due February 2022 (euro denominated), our 3.625% Senior Notes due May 2022, our 2.70% Senior Notes due May 2022, our 0.41% bonds due March 2023 (Swiss franc denominated), our 3.625% Senior Notes due May 2024, our 3.125% Senior Notes due May 2025, our 2.00% Senior Notes due February 2026 (euro denominated), our 5.50% Senior Notes due December 2026 (pound sterling denominated), our 4.00% Senior Notes due September 2029 (pound sterling denominated), our 6.375% Senior Notes due June 2037, our 6.90% Senior Notes due June 2038, our 6.40% Senior Notes due February 2039, our 5.75% Senior Notes due March 2040, our 4.95% Senior Notes due October 2041, our 5.15% Senior Notes due November 2041, our 5.65% Senior Notes due June 2042, our 5.375% Senior Notes due May 2043, our 4.400% Senior Notes due May 2045, our 4.563% Senior Notes due June 2048 and our 4.663% Senior Notes due June 2051;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The notes and the indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.

Optional Redemption

The 2021 notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2021 notes are redeemed before                     , 2021 (one month prior to the maturity date of the 2021 notes (the “2021 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2021 notes are redeemed on or after the 2021 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

The 2023 notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2023 notes are redeemed before                     , 2023 (two months prior to the maturity date of the 2023 notes (the “2023 notes par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2023 notes are redeemed on or after the 2023 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

The 2026 notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2026 notes are redeemed before                     , 2026 (three months prior to the maturity date of the

2026 notes (the “2026 notes par call date” and, together with the 2021 notes par call date and the 2023 notes par call date, the “par call dates,” and each a “par call date”)), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2026 notes are redeemed on or after the 2026 notes par call date, the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

The 2045 notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2045 notes are redeemed before November 1, 2044 (six months prior to the maturity date of the 2045 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2045 notes are redeemed on or after November 1, 2044 (six months prior to the maturity date of the 2045 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including the redemption date.

If less than all the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected as follows: (a) if the notes are in the form of global securities, in accordance with the procedures of the applicable depositary; (b) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or (c) if not otherwise provided for under clause (a) or (b) in the manner that the trustee deems fair and appropriate, including by lot or other method, unless otherwise required by law or applicable stock exchange requirements, subject, in the case of global securities, to the applicable rules and procedures of the applicable depositary. The notes to be redeemed shall be selected from notes of that series not previously called for redemption. Portions of the principal amount of the notes of that series that have denominations larger than $2,000 may be selected for redemption. Notes of that series and portions of them selected for redemption shall be in amounts of $2,000 or whole multiples of $1,000. Provisions of the indenture that apply to notes called for redemption also apply to portions of those notes called for redemption.

If we give notice as provided in the indenture and funds for the redemption of any notes called for redemption sufficient to pay the redemption price have been deposited with the paying agent on or before 11:00 a.m., New York time, on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

Upon surrender of a note that is redeemed in part, we shall execute and the trustee shall authenticate for the holder a new note of the same series and the same maturity equal in principal amount to the unredeemed portion of the note surrendered.

We will give notice of any optional redemption to the registered holders of notes at least 15 but not more than 60 days before a redemption date. The notice shall identify the notes to be redeemed and shall state:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•	if any notes are being redeemed in part, the portion of the principal amount of such notes to be redeemed and that, after the redemption date and upon surrender of such notes, a new note or notes in principal amount equal to the unredeemed portion of the original note shall be issued in the name of the holder of the notes thereof upon cancellation of the original note;

•	that the notes called for redemption must be surrendered to the paying agent to collect the redemption price;

•	that interest on the notes called for redemption ceases to accrue on and after the redemption date unless we default in the deposit of the redemption price; and

•	the CUSIP number of the notes.

At our request, the trustee shall give the notice of redemption in our name and at our expense.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101 % of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event, a notice will be provided to holders of the notes describing the transaction that constitutes the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “change of control payment date”); provided, however, that in no event will the change of control payment date occur prior to the date 90 days following the first issue date of the notes.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than our company or one of our subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons or groups (other than our company or one of our subsidiaries), provided that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own our voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (3) we consolidate with, or merge with or into any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (1) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Fitch” means Fitch, Inc., and its successors.

“Group” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment grade rating” means, with respect to the new issue notes, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us and, with respect to the 2045 notes, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB—(or the equivalent) by S&P and BBB—(or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.

“Rating agencies” means, with respect to the new issue notes, (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be, and, with respect to the 2045 notes, (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means (1) with respect to the new issue notes, the rating on the applicable series of new issue notes is lowered by both of the rating agencies and the applicable series of new issue notes is rated below an investment grade rating by both of the rating agencies and (2) with respect to the 2045 notes, the rating on the 2045 notes is lowered by at least two of the three rating agencies and the 2045 notes are rated below an investment grade rating by at least two of the three rating agencies, in each case, on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Covenants

Limitation on Liens

We will not, nor will we permit any of our Subsidiaries to, create or incur any Lien on any of our or their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that each series of notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the first issue date of the notes;

(2) Liens granted after the first issue date of the notes on any of our or our Subsidiaries’ Properties securing our Indebtedness created in favor of the holders of the notes;

(3) Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing any series of notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, unless:

(1) such transaction was entered into prior to the first issue date of the notes;

(2) such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

(3) such transaction involves a lease for less than three years;

(4) we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(5) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our or any of our Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may, or may cause any of our Subsidiaries to, deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and any of our Subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction; and

(2)	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Business Day” means any day except a Saturday, Sunday or a legal holiday in the City of New York, New York (or in connection with any payment, the place of payment) on which banking institutions are authorized or required by law, regulation or executive order to close.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of us and our Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement and the Term Loan Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Exempted Debt” means the sum of the following as of the date of determination:

(1)	our Indebtedness incurred after the first issue date of the notes and secured by Liens not permitted by the first sentence under “—Limitation on Liens” above; and

(2)	our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the first issue date of the notes pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” above.

“GAAP” means, with respect to the new issue notes, accounting principles generally accepted in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other documents by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination and, with respect to the 2045 notes, accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Governmental Agency” means:

(1)	any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3)	any court or administrative tribunal; and

(4)	with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made (calculated, in the case of the new issue notes, as if the maturity date of such series of notes was the par call date applicable to such series of notes), over (2) the aggregate principal amount of the notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

“Permitted Liens” means:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

(3)	Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any joint venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4)	(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8)	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

(9)	Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

(11)	pre-existing Liens on assets acquired by us or any of our Subsidiaries after the first issue date of the notes;

(12)	Liens in our favor or the favor of any of our Subsidiaries;

(13)	inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14)	statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(15)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(17)	Liens consisting of deposits of Property to secure our statutory obligations or statutory obligations of any of our Subsidiaries in the ordinary course of its business;

(18)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we or any of our Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19)	purchase money Liens or purchase money security interests upon or in any Property acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20)	Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Internal Revenue Code of 1986, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21)	Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Reinvestment Rate” means, for the 2021 notes,     %, for the 2023 notes,     %, for the 2026 notes,     %, and for the 2045 notes, 0.30%, in each case plus the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 30, 2014, among us, the banks therein named, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint book runners, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by us.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Term Loan Credit Agreement” means the Term Loan Facility Credit Agreement, dated as of September 20, 2013, among us, the banks therein named, Bank of America, N.A., as administrative agent, and Barclays Bank PLC and JPMorgan Chase Bank, N.A., as syndication agents, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

Events of Default

Event of default means, with respect to each series of notes, any of the following:

•	default in the payment of any interest on the notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with the principal paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the notes of that series at their maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than defaults pursuant to the previous two bullet points above or pursuant to a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series of notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding notes of the affected series as provided in the indenture; or

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company.

No event of default with respect to the notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

If an event of default with respect to a series of notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of our company), then the trustee or the holders of not less than a majority in principal amount of the outstanding notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities issued under the indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities, including the notes. At any time after a declaration of acceleration with respect to a series of notes has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes of that series may, by written notice to us and the trustee, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the notes of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture unless, among other things:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series; and

•

the holders of at least a majority in principal amount of the outstanding notes of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of any such payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. If a default or event of default occurs and is continuing with respect to notes of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of the notes of that series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in the case of a default or event of default in payment of principal of or interest on any note of that series) with respect to notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Modification and Waiver

We and the trustee may modify and amend the indenture or notes of any series without the consent of any holder of notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant described below under the heading “—Consolidation, Merger and Sale of Assets;”

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to notes of any series or secure notes of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of notes of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that would not adversely affect the rights of any holder of notes in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of additional notes of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected note then outstanding if that amendment will:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including any additional amounts) on the notes;

•	reduce the principal of or premium on or change the fixed maturity of the notes;

•	waive a default in the payment of the principal of, premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on the notes payable in currency other than that stated in the notes;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of, premium and interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any note of that series; provided, however, that the holders of a majority in principal amount of the outstanding notes of the affected series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of notes contained in this prospectus supplement will be deemed to adversely affect the interests of the holders of the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•	we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, pursuant to a supplemental indenture, our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture.

Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Defeasance and Covenant Defeasance

Legal Defeasance

The indenture provides that we may be discharged from any and all obligations in respect of the notes (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants set forth in this prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes, which we refer to as a “covenant defeasance.”

The conditions include:

•	depositing with the trustee money or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of the notes and the notes of that series are declared due and payable because of the occurrence of any event of default, the amount of money or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under the indenture.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, will be governed by the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, U.S. Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the new issue notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the 2021 notes, the 2023 notes or the 2026 notes, as applicable, is sold to the public for cash) and to persons purchasing the 2045 notes pursuant to this offering at the offer price indicated on the cover page, and assumes the notes are issued at a price that does not reflect more than a statutorily defined de minimis amount of original issue discount. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership will generally depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their own tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX

RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” for U.S. federal income tax purposes can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Pre-Issuance Accrued Interest on the 2045 Notes

A portion of the price paid for the 2045 notes will be allocable to interest that accrued prior to the date the 2045 notes offered hereby are purchased (the “pre-issuance accrued interest”). We intend to take the position that the portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the 2045 note. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received and should be excluded from the U.S. Holder’s adjusted tax basis in the applicable 2045 note.

Amortizable Bond Premium

Generally, if a U.S. Holder purchases a 2045 note for an amount (excluding any portion thereof allocable to pre-issuance accrued interest) that exceeds the amount payable at maturity of the 2045 note (other than payments of stated interest), such U.S. Holder may elect to amortize such excess (referred to as “amortizable bond premium”) under the constant yield method over the period from the U.S. Holder’s acquisition date to the 2045 note’s maturity date or the applicable call date. The 2045 notes are subject to call provisions at our option at various times. A U.S. Holder generally will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. Amortizable bond premium generally should be treated as a reduction of interest on the 2045 note instead of as a deduction, except in certain circumstances. Because we may call the 2045 notes under certain circumstances at a price in excess of their principal amount, any reduction to interest income for amortizable bond premium may be reduced or delayed. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the 2045 note by the amount of the amortized bond premium used to offset stated interest income as set forth above. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder during the first taxable year to which the election applies or thereafter acquired by the U.S. Holder. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors as to the applicability of the amortizable bond premium rules to their purchase of the 2045 notes, including the effect of the early call option rules noted above.

Payments of Interest

Payments of stated interest on the notes (excluding amounts treated as pre-issuance accrued interest) generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes— Change of Control Offer”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts paid to a U.S. Holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of Notes.” Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which, except to the extent attributable to pre-issuance accrued interest, will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note, excluding any amount attributable to pre-issuance accrued interest and decreased by the amount of amortized premium, if any. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of the sale or other taxable disposition. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes or upon the proceeds received upon the sale or other taxable disposition of such notes (including a redemption or retirement of the notes). Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally exempt from information reporting and backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder has failed properly to report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “non-U.S. Holder” of the notes. A “non-U.S. Holder” is a beneficial owner of the notes who is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest and Additional Payments

Interest (including for this purpose the portion of the first interest payment on a 2045 note allocable to pre-issuance accrued interest, as described above in “—U.S. Holders—Pre-Issuance Accrued Interest on the 2045 Notes”) that is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	the non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” for U.S. federal income tax purposes and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the non-U.S. Holder provides us or the paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. Holder provides appropriate certification), the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits, as adjusted for certain items, may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Offer”), we may be obligated to pay amounts in excess of stated interest and the principal amount of the notes. Such payments may be treated as interest subject to the rules applicable to interest payments discussed above and below, as additional amounts paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to U.S. federal withholding tax. A non-U.S. Holder who is subject to U.S. federal withholding tax on any additional payments should consult the holder’s own tax advisor as to whether the holder can obtain a refund for all or a portion of the U.S. federal withholding tax.

Non-U.S. Holders should consult their tax advisors regarding the possibility of claiming a refund with respect to any withholding imposed on the portion of the first interest payment on a 2045 note allocable to pre-issuance accrued interest.

Sale or Other Taxable Disposition of Notes

Any gain realized by a non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “—Non-U.S. Holders—Payments of Interest and Additional Payments”) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other taxable disposition, and certain conditions are met.

A non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition of a note which may be offset by certain U.S.-source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made to the non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such holder is a United States person for U.S. federal income tax purposes, and the holder has provided the statement described above under “—Non-U.S. Holders—Payments of Interest and Additional Payments.” In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a “United States person” or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

A non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Withholding Taxes on Certain Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, debt securities paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations, withholding under FATCA generally applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding these withholding provisions.

UNDERWRITING (CONFLICT OF INTEREST)

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes	Principal Amount of 2026 Notes	Principal Amount of 2045 Notes
Goldman, Sachs & Co.	$	$	$	$
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.

Total	$	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the 2021 notes,     % of the principal amount of the 2023 notes,     % of the principal amount of the 2026 notes, and     % of the principal amount of the 2045 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the 2021 notes,     % of the principal amount of the 2023 notes,     % of the principal amount of the 2026 notes and     % of the principal amount of the 2045 notes. If all the notes are not sold at their initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The new issue notes of each series are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes of each series but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes of any series than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of such notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made to investors on or about                     , 2016, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as

“T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next three succeeding business days should consult their advisors.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3 million. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other commercial dealings in the ordinary course of business for us, for which they received or will receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

Affiliates of certain of the underwriters may be lenders under the Term Loan Credit Agreement. As described in “Use of Proceeds,” a portion of the net proceeds from this offering may be used to repay a portion of our borrowings under the Term Loan Credit Agreement. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by FINRA. Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated in accordance with paragraph (a)(1)(C) of FINRA Rule 5121. See “The Offering—Conflict of Interest” and “Use of Proceeds” for additional information.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Company or the representatives to a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to public a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the relevant member state, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The notes may be offered in Switzerland only on the basis of a non-public offering. This prospectus supplement and the accompanying prospectus do not constitute an issuance prospectus according to Section 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to Section 32 of the Listing Rules of the Swiss Exchange. The notes may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus supplement and the accompanying prospectus nor any other offering materials relating to the notes may be publicly issued in connection with any such offer or distribution. The notes have not been and will not be approved by any Swiss regulatory authority. In particular, the notes are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

PROSPECTUS

AMGEN INC.

Debt Securities

Common Stock

Preferred Stock

Warrants to Purchase Debt Securities, Common Stock, Preferred Stock

or Depositary Shares

Rights to Purchase Common Stock or Preferred Stock

Securities Purchase Contracts

Securities Purchase Units

Depositary Shares

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

See “Risk Factors” on page 6 for information you should consider before buying any securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “AMGN.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Amgen,” “we,” “our” or “us” refer to Amgen Inc. and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may sell debt securities; common stock; preferred stock; warrants to purchase debt securities, common stock, preferred stock or depositary shares; rights to purchase common stock or preferred stock; securities purchase contracts; securities purchase units; and depositary shares. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” and variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, regulatory activities, clinical trial results, reimbursement, expenses, earnings per share, liquidity and capital resources, trends and planned dividends and stock repurchases. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” below.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.amgen.com. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC’s website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 24, 2014;

•	Our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 8, 2013; and

•	The descriptions of our common stock contained in our registration statements on Form 8-A filed with the SEC on September 7, 1983 and on April 1, 1993, including any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

AMGEN

We are a global biotechnology pioneer that discovers, develops, manufactures and delivers innovative human therapeutics. Our medicines help millions of patients in the fight against cancer, kidney disease, rheumatoid arthritis (RA), bone disease, and other serious illnesses. We operate in one business segment: human therapeutics.

We were incorporated in California in 1980 and organized as a Delaware corporation in 1987. Our public website is www.amgen.com. On our website, investors can find press releases, financial filings and other information about us. The SEC website, www.sec.gov, also offers access to reports and documents we have electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC’s website is not intended to be a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Report on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We will not receive any of the proceeds from the sale of the securities offered by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	5.8x	5.5x	7.0x	8.6x	8.9x

These computations include Amgen and its consolidated subsidiaries. For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest), excluding our share of income/losses in equity method affiliates and including distributions from our affiliate, Kirin-Amgen, Inc. Fixed charges consist of (i) interest expense, which includes amortized premiums, discounts and capitalized expenses related to indebtedness, (ii) capitalized interest and (iii) a reasonable approximation of the interest factor deemed to be included in rental expense. Fixed charges exclude any interest related to unrecognized tax benefits, which is included in the provision for income taxes in our Consolidated Statements of Income.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been filed as an exhibit to the registration statement that we have filed with the SEC. We encourage you to read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of at least a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a default or event of default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each securityholder of the securities of that series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in the notes or our common stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	2,750,000,000 shares of common stock, $0.0001 par value; and

•	5,000,000 shares of preferred stock, $0.0001 par value.

The only equity securities currently outstanding are shares of common stock. As of February 13, 2014, there were approximately 755 million shares of common stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our stockholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our outstanding shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “AMGN.”

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We began paying quarterly cash dividends in 2011. We expect to continue to pay quarterly dividends, although the amount and timing of any future dividends are subject to approval by our Board of Directors.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase debt securities, preferred stock or common stock or depositary shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants;

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

•	the exercise price.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities, such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and, as security for the holders’ obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as part of units consisting of a debt purchase contract and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock (to be set forth in the prospectus supplement relating to a particular series of preferred stock). In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default under the indenture has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

EXPERTS

The consolidated financial statements of Amgen Inc. appearing in Amgen Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Amgen Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Amgen Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Latham & Watkins LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of Amgen Inc. Certain employees of Latham & Watkins LLP and members of their families and other related persons own shares of our common stock.

$                % Senior Notes due 2021

$                % Senior Notes due 2023

$                % Senior Notes due 2026

$         4.400% Senior Notes due 2045

Prospectus Supplement

Joint Book-Running Managers

Goldman, Sachs & Co.

Citigroup

Morgan Stanley

HSBC

August     , 2016